AMERIPRISE FINANCIAL
DEFERRED SHARE PLAN
FOR OUTSIDE DIRECTORS
As Amended and Restated Effective December 3, 2014

AMERIPRISE FINANCIAL
DEFERRED SHARE PLAN
FOR OUTSIDE DIRECTORS
As Amended and Restated Effective December 3, 2014
Purpose
The purpose of the Plan is to (a) provide for the crediting of Deferred Share Units to Eligible Directors in respect of services rendered by such individuals as members of the Board, (b) permit Eligible Directors to elect to receive a portion of their Eligible Compensation on a deferred basis, and (c) promote a greater alignment of interests between Eligible Directors and the shareholders of the Company. The Plan shall be unfunded for tax purposes.

Article 1
Definitions
For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:
1.01.    “Affiliate” shall mean any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code; provided, however, that for determining whether a Termination of Service has occurred, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such Code Sections.
1.02.    “Aggregate Vested Balance” shall mean, with respect to the Plan Accounts of any Participant as of a given date, the sum of the amounts that have become vested under the Participant’s Plan Accounts, as adjusted to reflect all applicable dividends and all prior withdrawals and distributions, in accordance with Article 3 and Article 4 and the provisions of the applicable Annual Enrollment Materials.
1.03.    “Amended Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant with respect to a Plan Account of the Participant.
1.04.    “Annual DSU Grant” shall mean the annual grant to an Eligible Director of DSUs, which will be credited to a Director’s Grant Account on an annual basis in accordance with Article 3.01.
1.05.    “Annual Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.
1.06.    “Annual Elective Deferral” shall mean the aggregate amount electively deferred by a Participant in respect of a particular Plan Year under Article 4.

1.07.    “Annual Elective Deferral Account” shall mean a notional, bookkeeping account established under the Plan to reflect a Participant’s Annual Elective Deferral for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions in accordance with Article 5 and the provisions of the applicable Annual Enrollment Materials.
1.08.    “Annual Elective Deferral Account Interest Rate” shall mean Moody’s Composite Yield on Seasoned Aaa Corporate Bonds, or such other rate as determined by the Committee in its sole discretion.
1.09.    “Annual Enrollment Forms” shall mean, with respect to the portion of any Plan Account that relates to a Participant’s Annual Elective Deferrals under the Plan, the Annual Election Form and the Distribution Election Form (or the Amended Distribution Election Form last signed and submitted by the Participant) with respect to that Plan Account.
1.10.    “Annual Enrollment Materials” shall mean, for any Plan Year, the Annual Enrollment Forms and any other forms, documents or materials concerning the terms of any Annual DSU Grant or Annual Elective Deferral for such Plan Year.
1.11.    “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive the distribution of a Participant’s Plan Account under the Plan in the event of the Participant’s death.
1.12.    “Beneficiary Designation Form” shall mean the Beneficiary Designation Form or amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.
1.13.    “Board” shall mean the board of directors of the Company.
1.14.    “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.
1.15.    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
1.16.    “Committee” shall mean the Nominating and Governance Committee of the Board or such other committee designated by the Board to administer the Plan. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Article 9.02.
1.17.    “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.
1.18.    “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.19.    “Deferred Share Unit” or “DSU” shall mean a unit credited to a Participant’s Grant Account in accordance with the terms and conditions of the Plan and the Ameriprise Financial 2005 Incentive Compensation Plan, as amended (the “2005 Plan”), or any successor plan thereto. Each DSU shall represent the right to receive one share of Company Stock at the time or times designated in the Plan.
1.20.    “Designation Date” shall mean the date or dates as of which a designation of investment directions by a Participant pursuant to Article 5, or any change in a prior designation of investment directions by a Participant pursuant to Article 5, shall become effective. The Designation Date in any Plan Year shall be determined by the Committee; provided, however, that each trading day of the New York Stock Exchange shall be available as a Designation Date unless the Committee selects different Designation Dates.
1.21.    “Disability” shall mean, with respect to a Participant, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.
1.22.    “Distribution Election” shall mean an election made in accordance with Article 4.08.
1.23.    “Distribution Election Form” shall mean the written form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election.
1.24.    “Eligible Compensation” shall mean the annual cash Board or committee retainer fees, annual chair retainer fees and any other cash compensation payable to Eligible Directors, designated by the Committee in the applicable Annual Enrollment Materials as eligible for deferral under the Plan for such Plan Year.
1.25.    “Eligible Director” shall mean a member of the Board who is not also an employee of the Company or any of its Affiliates.
1.26.    “Grant Account” shall mean a notional, bookkeeping account established under the Plan to reflect all amounts credited with respect to a Participant’s Annual DSU Grants or Pro Rata Annual DSU Grants in accordance with Article 3, as adjusted to reflect all applicable earnings credited pursuant to Article 5.
1.27.    “Investment Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Article 5 to reflect the performance of an Investment Option pursuant to which the value of the Plan Account or portion thereof is measured.
1.28.    “Investment Agent” shall mean the person appointed by the Committee or the Trustee to invest the Plan Accounts of Participants, or if no person is so designated, the Committee.
1.29.    “Investment Option” shall mean a hypothetical investment made available under the Plan from time to time by the Committee for purposes of valuing Plan Accounts. In the event that an Investment Option ceases to exist or is no longer to be an Investment Option, the Committee may designate a substitute Investment Option for the discontinued hypothetical investment.
1.30.    “Market Value” of a share of Company Stock shall mean the fair market value thereof, which shall be the price per common share which is equal to the closing price of Company Stock on the New York Stock Exchange (the “NYSE”) on the applicable Reference Date. If at any time the Company Stock is no longer listed or traded on the NYSE, the Market Value shall be calculated in such manner as may be determined by the Committee in its good faith judgment from time to time.
1.31.    “Newly Eligible Director” shall mean a member of the Board who becomes eligible to participate in the Plan during a Plan Year and who has not previously participated in the Plan or an elective or non-elective account-balance deferred compensation arrangement (as defined for purposes of Section 409A) of the Company or any Affiliate, to the extent permissible under Section 409A.
1.32.    “Participant” shall mean any Eligible Director who commences participation in the Plan and whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
1.33.    “Plan” shall mean the Ameriprise Financial Deferred Share Plan for Outside Directors, which shall be evidenced by this instrument and by the Annual Enrollment Materials, as they may be amended from time to time.
1.34.    “Plan Account” shall mean, collectively, a Participant’s Grant Account and a Participant’s Annual Elective Deferral Account, in each case as established under the terms and conditions of the Plan.
1.35.    “Plan Year” shall mean the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year.
1.36.    “Pro Rata Annual DSU Grant” shall have the meaning set forth in Article 3.01(c).
1.37.    “Quarter” shall mean any of the four quarters of any financial year of the Company as may be adopted from time to time and, unless and until the financial year of the Company is changed, shall mean the quarters ending March 31, June 30, September 30 and December 31.
1.38.    “Reference Date” shall mean the date used to determine the Market Value of a share of Company Stock for purposes of determining the number of DSUs to be credited to a Participant’s Account. Unless otherwise determined by the Committee and approved by the Board, the Reference Date shall be: (a) with respect to an Annual DSU Grant, the day of the Company’s Annual Meeting of Shareholders at which the shareholders elect directors to the Board; (b) with respect to a Pro Rata Annual DSU Grant, the third trading day following the release by the Company of its financial statements for the Quarter in which the applicable Eligible Director first becomes an Eligible

Director; (c) with respect to the portion of a Participant’s Annual Elective Deferral that is notionally invested in DSUs in respect of any Quarter, the third trading day following the release by the Company of its financial statements for such Quarter; and (d) with respect to an Eligible Director’s election pursuant to Article 5.07 to notionally invest a portion of the funds in his or her Annual Elective Deferral Account in DSUs, the third trading day following the release by the Company of its financial statements for the applicable Quarter to which the election relates.
1.39.    “Section 409A” shall mean Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.
1.40.    “Settlement Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be delivered in settlement of DSUs in accordance with Article 3 or Article 4, as applicable.
1.41.    “Termination of Service” shall mean a “separation from service” as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.
1.42.    “Trust” shall mean a trust established in accordance with Article 10.
1.43.    “Trustee” shall mean the trustee of the Trust.
1.44.    “Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.
Article 2
Eligibility
2.01.    Eligibility. All Eligible Directors shall participate in the Plan. An Annual DSU Grant or Pro Rata Annual DSU Grant will be credited to the Grant Account of each Eligible Director on an annual basis pursuant to Article 3.01. In addition, each Eligible Director may elect to make an Annual Elective Deferral in respect of each Plan Year in accordance with Article 4.
Article 3
Annual DSU Grants

3.01.    Annual DSU Grants.
(a)    Establishment of Grant Account. A Grant Account will be established under the Plan for each Eligible Director at the time that he or she becomes an Eligible Director.
(b)    Crediting of Annual DSU Grant. An Annual DSU Grant will be made on the date of the Company’s Annual Meeting of Shareholders to all persons who are Eligible Directors on such date (i.e., Eligible Directors who are re-elected to the Board on such date or who are first elected to the Board on such date); provided, however, that in the event of a contested election, a member of the Board who is not re-elected to the Board at the Company’s Annual Meeting of Shareholders shall not be treated as an Eligible Director as of the Reference Date. The value of, or number of DSUs subject to, an Annual DSU Grant shall be determined by the Board, in its sole discretion. In the event that the Board specifies the value of an Annual DSU Grant, the number of DSUs subject to such Annual DSU Grant will equal the quotient determined by dividing: (i) the value determined by the Board; by (ii) the Market Value of a share of Company Stock on the Reference Date for such Annual DSU Grant.
(c)    Crediting of Pro Rata Annual DSU Grant. An Eligible Director who first becomes an Eligible Director other than at the Company’s Annual Meeting of Shareholders will be eligible to receive a “Pro Rata Annual DSU Grant.” The Pro Rata Annual DSU Grant will be credited to the Eligible Director’s Grant Account on the Reference Date for such Pro Rata Annual DSU Grant. The value of, or number of DSUs subject to, a Pro Rata Annual DSU Grant shall be determined by the Board, in its sole discretion. In the event that the Board specifies the value of a Pro Rata Annual DSU Grant, the number of DSUs subject to such Pro Rata Annual DSU Grant will equal the quotient determined by dividing: (i) the value determined by the Board; by (ii) the Market Value of a share of Company Stock on the Reference Date for such Pro Rata Annual DSU Grant.
(d)    Revocability of Annual DSU Grant. An Annual DSU Grant is revocable until the date upon which the DSUs are credited to the Participant’s Grant Account.
(e)    Effective of Subsequent Employment. A Participant who becomes an employee of the Company or any of its Affiliates, or who, as a result of a determination by the Committee, shall no longer be eligible to continue to participate in the Plan, shall not be entitled to receive any additional Annual DSU Grants under this Article 3.01 in respect of any of his or her future services. DSUs already credited to any such Participant’s Grant Account in respect of past Annual DSU Grants shall remain governed by the Plan and the Annual Enrollment Forms on file for such Participant, and such Participant shall be entitled to continue to have DSUs credited to such Participant’s Grant Account under Articles 5.03 and 5.04 until such Participant’s Settlement Date.
3.02.    Vesting. A Participant shall be vested in his or her Annual DSU Grant in respect of each given Plan Year as set forth in the Annual Enrollment Materials for such Plan Year. The vesting terms of the Annual DSU Awards set forth in the Annual Enrollment Materials shall be established by the Committee in its sole discretion and may vary for each Participant and each Plan Year. Notwithstanding anything to the contrary contained in the Plan or any of the Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Grant Account of any Participant.
3.03.    Payment Medium. Except as may be otherwise determined by the Committee: (a) the distribution of a Participant’s Grant Account will be made in Company Stock; and (b) all distributions under the Plan in the form of Company Stock shall be distributed pursuant to the 2005 Plan, or any successor plan thereto, and will count against the limit on the number of shares of Company Stock available for distribution thereunder.

3.04.    Payment of Grant Accounts. Except as otherwise provided by Article 7, the portion of a Participant’s Grant Account that relates to the Participant’s Annual DSU Grant shall be distributed in a lump sum at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs.
Article 4
Annual Elective Deferrals

4.01.    Enrollment Requirements for Annual Elective Deferrals. As a condition to being eligible to make an Annual Elective Deferral for any Plan Year, each Eligible Director shall be required to complete, execute and return to the Committee each of the required Annual Enrollment Forms no later than the last day of the immediately preceding Plan Year or such earlier date as the Committee may establish from time to time, and in accordance with the requirements of Section 409A. Notwithstanding the foregoing, in the case of a Newly Eligible Director, in order to be eligible to make an Annual Elective Deferral for the Participant’s first Plan Year, such Eligible Director shall be required to complete, execute and return to the Committee or its designee each of the required Annual Enrollment Forms no later than 30 days following the date on which such Eligible Director first becomes eligible to participate in the Plan or such earlier date as the Committee may establish from time to time. If an Eligible Director fails to meet all such requirements within the specified time period with respect to any Plan Year, the Eligible Director shall not be eligible to make any deferrals for that Plan Year. An Eligible Director’s Annual Election Form shall be irrevocable once filed with the Committee, and may only be suspended pursuant to Article 4.06.

4.02.    Annual Elective Deferrals.

(a)    Deferral Election. The Committee shall have sole discretion to determine the terms and conditions applicable to the Annual Elective Deferral. To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of all or a portion of his or her Eligible Compensation for services rendered during that Plan Year. The Participant’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures as may be established by the Committee in its sole discretion.

(b)    Minimum and Maximum Deferrals. The Committee may from time to time designate in the Annual Enrollment Materials for a given Plan Year a minimum or maximum amount or percentage of Eligible Compensation that an Eligible Director may elect to defer under the Plan with respect to that Plan Year.
(c)    Deferral Designations. An Eligible Director may designate the amount of the Annual Elective Deferral to be deducted from his or her Eligible Compensation as specified in the applicable Annual Enrollment Materials for a given Plan Year, which may provide for deferrals to be expressed as either a percentage or a fixed dollar amount of a specified item of Eligible Compensation expected by the Participant, as determined by the Committee. If an Eligible Director designates the Annual Elective Deferral to be deducted from any item of Eligible Compensation as a fixed dollar amount and such fixed dollar amount exceeds the amount of such item of Eligible

Compensation actually payable to the Eligible Director, the entire amount of such item of Eligible Compensation shall be withheld.
(d)    Deferral Deductions. Annual Elective Deferral shall be deducted from the items of Eligible Compensation as follows: (i) for periodic payments (e.g., meeting fees), in substantially equivalent amounts from each periodic payment during the Plan Year; and (ii) for one-time payments (e.g., annual retainers), at the time the compensation would otherwise have been paid to the Participant.
4.03.    Commencement of Participation. Provided an Eligible Director has met all enrollment requirements set forth in the Plan in respect of a particular Plan Year and any other requirements imposed by the Committee, including signing and submitting all Annual Enrollment Forms to the Committee within the specified time period, the Eligible Director’s designated deferrals shall commence as of the first day of the particular Plan Year. In the case of a Newly Eligible Director, designated deferrals shall commence as of the date such Newly Eligible Director’s Annual Enrollment Forms are received by the Committee, which shall be no later than 30 days following the date on which such individual first became eligible to participate in the Plan, and such Annual Election Form shall apply only with respect to the Eligible Compensation earned for services performed subsequent to the time such Annual Election Form is received by the Committee. For this purpose, an election will be deemed to apply to compensation paid for services performed subsequent to the time such Annual Election Form is received by the Committee provided that the election applies to the portion of the compensation equal to the total amount of the Eligible Compensation for the current Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election over the total number of days in the Plan Year. If an Eligible Director fails to meet all such requirements within the specified time period with respect to any Plan Year, the Eligible Director shall not be eligible to make any deferrals for that Plan Year.
4.04.    Crediting of Account. Except as determined otherwise by the Committee, the Annual Elective Deferral shall be credited on a quarterly basis to the Participant’s Annual Elective Deferral Account, with such crediting to occur on the Reference Date in respect of each Quarter.
4.05.    Subsequent Plan Year Annual Elective Deferrals. The Annual Enrollment Forms submitted by a Participant in respect of such Participant’s elective deferrals for a particular Plan Year will not be effective with respect to any subsequent Plan Year. If an Eligible Director is eligible to make elective deferrals under the Plan for a subsequent Plan Year and the required Annual Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to make any elective deferrals with respect to such subsequent Plan Year.
4.06.    Suspension of Deferrals.
(a)    Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant. A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion. Subject to the requirements of Section 409A, the Committee shall determine, in its sole discretion, whether to approve the Participant’s petition. If the petition for a suspension is approved, suspension shall take effect upon the date of approval. Notwithstanding the foregoing, the Committee shall not have any right to approve a request for suspension of deferrals if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under the provisions of Section 409A.
(b)    Disability. From and after the date that a Participant is deemed have suffered a disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant. For this purpose, “disability” shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
(c)    Resumption of Deferrals. If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Emergency or a disability, the Participant will not be eligible to make any further deferrals in respect of that Plan Year. The Participant may be eligible to make deferrals for subsequent Plan Years provided the Participant is selected to make deferrals for such subsequent Plan Years and the Participant complies with the election requirements under the Plan.
4.07.    Vesting. A Participant shall be vested in her or her Annual Elective Deferrals as of the date such amounts are credited to such Participant’s Annual Elective Deferral Account.
4.08.    Distribution Election.
(a)    Initial Elections. A Participant shall make a Distribution Election at the time he or she completes his or her Annual Election Form with respect to a given Plan Year as to the time and form (lump sum or installments) of the distribution of the Participant’s Annual Elective Deferral Account, within the options permitted under the Annual Enrollment Materials for that Plan Year. If a Participant elects to be paid in installments, then the amount of each installment payment shall be equal to the value of the Participant’s respective Annual Elective Deferral Account for that Plan Year divided by the number of installments remaining to be paid.
(b)    Subsequent Elections. Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to his or her Annual Elective Deferral Account by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, such Amended Distribution Election Form (i) is submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A (which shall be not less than 12 months before the original distribution date (or original initial distribution date in the case of installment distributions)), (ii) shall not take effect until 12 months after the date on which such Amended Distribution Election Form becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee.

4.09.    Payment Medium. The distribution of a Participant’s Annual Elective Deferral Account will be paid in cash; provided, however, that, except as may be otherwise determined by the Committee: (a) the distribution of any portion of a Participant’s Annual Elective Deferral Account that is notionally invested in Company Stock will be made in Company Stock; and (b) all distributions under the Plan in the form of Company Stock shall be distributed pursuant to the 2005 Plan, or any successor plan thereto, and will count against the limit on the number of shares of Company Stock available for distribution thereunder.
4.10.    Payment of Annual Elective Deferral Accounts. Except as otherwise provided by Article 7, the distribution of a Participant’s Annual Elective Deferral Account shall be made in accordance with the Participant’s election in effect as of the applicable specified event or the date of the Participant’s Termination of Service.
Article 5
Investment Elections
5.01.    Investment Options.
(a)    Establishment. The Committee shall establish from time to time the Investment Option(s) that will be available under the Plan. At any time, the Committee may, in its discretion, add one or more additional Investment Options under the Plan, and in connection with any such addition, may permit Participants to select from among the then-available Investment Options under the Plan to measure the value of such Participants’ Plan Accounts. In addition, the Committee, in its sole discretion, may discontinue any Investment Option at any time, and provide for the portions of Participants’ Plan Accounts and future deferrals designated to the discontinued Investment Option to be reallocated to another Investment Option(s). Except as otherwise determined by the Committee, the Investment Options available under the Plan will be DSUs and an investment earning the Annual Elective Deferral Account Interest Rate.
(b)    Investment Direction.
(i)    Subject to such limitations, operating rules and procedures as may from time to time be required by law; imposed by the Committee, the Trustee or their designated agents; contained elsewhere in the Plan; or set forth in any Annual Enrollment Materials, each Participant may communicate to the Investment Agent a direction (in accordance with this Article 5) as to how his or her Plan Accounts should be deemed to be invested among the Investment Options made available by the Committee; provided, however, that unless provided otherwise in the Annual Enrollment Materials, a Participant shall only be able to designate the Investment Options that shall apply to all or a portion of his or her Annual Elective Deferrals. The Participant’s investment directions shall designate the percentage (in any whole percent multiples, which must total 100 percent) of the portion of the subsequent contributions to the Participant’s Annual Elective Deferral Accounts which is requested to be deemed to be invested in such Investment Options, and shall be subject to the rules set forth below. The Investment Agent shall invest the assets of the Participant’s Plan Accounts in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary. The Committee has the authority, but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Plan Accounts be invested among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.
(ii)    If a Participant elects to notionally invest a portion of his or her Annual Elective Deferral in DSUs, the number of DSUs that will be credited to a Participant’s Annual Elective Deferral Account in respect of his or her Annual Elective Deferral will be determined quarterly on the Reference Date and credited to such Participant’s Annual Elective Deferral Account as of such date, and will be equal to the quotient obtained by dividing (A) the amount of the Annual Elective Deferral for such Quarter that the Participant has notionally elected to invest in DSUs by (B) the Market Value of a share of Company Stock on the Reference Date for such Quarter.
(c)    Form of Investment Direction. Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Company, or, as permitted by the Investment Agent, may be by oral designation or electronic transmission designation to the Investment Agent. A designation shall be effective: (i) as of the Designation Date the direction is received and accepted by the Investment Agent if so received before the market close for the NYSE on such Designation Date, to the extent practicable; or (ii) as of the Designation Date next following the date the direction is received and accepted by the Investment Agent if not received before the market close for the NYSE on such Designation Date, or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction. The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Plan Accounts as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Plan Accounts occurring after the Designation Date.
(d)    Effect of Investment Direction. All amounts credited to a Participant’s Plan Accounts shall be invested in accordance with the then effective investment direction, unless the Committee directs otherwise. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.
(e)    Change of Investment Direction.
(i)    Subject to the limitations in Article 5.01(e)(ii), if a Participant files an investment direction with the Investment Agent for his or her existing Plan Accounts as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Plan Accounts shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated Investment Options according to the percentages specified in such investment direction. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.
(ii)    A Participant may, on a Quarterly basis, elect to reallocate a portion of his or her Annual Elective Deferral Account from another Investment Option into DSUs at such times as the Committee may designate by completing and submitting to the Committee an investment change on a form provided by the Committee for such purpose, and in accordance with such procedure and time frames as may be established from time to time at the sole discretion of the Committee. In connection with any such election, the Participant’s Annual Elective Deferral Account will be debited by the amount the Participant designates for notional investment in DSUs (the “DSU Investment Amount”), and the Participant’s Annual Elective Deferral Account will be increased by a number of DSUs determined by dividing the DSU Investment Amount by the Market Value of a share of Company Stock on the applicable Reference Date. Notwithstanding anything to the contrary in the Plan, a Participant may not at any time reallocate to another Investment Option the amounts credited to the Participant’s Grant Account pursuant to Article 3 or the portion of the Participant’s Annual Elective Deferral that he or she elects to notionally invest in DSUs pursuant to this Article 5, in each case as adjusted pursuant to Articles 5.03 and 5.04.
(f)    Limits on Investment Direction. The Committee, in its sole discretion, may place limits on a Participant’s ability to make changes with respect to any Investment Options.
(g)    Invalid Investment Direction. If the Investment Agent receives an initial or subsequent investment direction with respect to Plan Accounts which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Plan Accounts then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Plan Accounts acceptable to the Investment Agent.
(h)    Default Investment Direction. If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Plan Accounts or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under Article 5.01(g), or situations in which some or all of the Participant’s designated investments are no longer permissible Investment Options), the Participant shall be deemed to have directed that the undesignated portion of the Plan Accounts be invested in the Investment Option that earns interest at the Annual Elective Deferral Account Interest Rate or similar short-term investment fund; provided, however, the Committee may provide for the undesignated portion to be allocated to or among the Investment Option(s) that the Participant did designate in the same proportion as the designated portion, or may provide for any other allocation method it deems appropriate, in its discretion.
(i)    Indemnity for Investment Direction. None of the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee and their designated agents and representatives shall have any liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts. Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee and their designated agents and representatives from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts. The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s

Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction. Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.
5.02.    Adjustment of Accounts. While a Participant’s Plan Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Plan Accounts shall be adjusted in accordance with the Investment Option(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time. Any notional cash earnings generated under an Investment Option (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Investment Option or reinvested in one or more other Investment Option(s) designated by the Committee. All notional acquisitions and dispositions of Investment Options under a Participant’s Plan Accounts shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Plan Accounts shall be adjusted accordingly. In addition, a Participant’s Plan Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment Option for the Participant’s Plan Accounts.
5.03.    Crediting of Earnings on DSUs. A Participant’s Plan Accounts shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Service and until the Settlement Date, be credited on each dividend payment date in respect of Company Stock with additional DSUs, the number of which shall be equal to the quotient determined by dividing (a) the product determined by multiplying (i) 100 percent of each dividend declared and paid by the Company on the Company Stock on a per share basis by (ii) the number of DSUs recorded in the Participant’s Plan Accounts on the record date for the payment of any such dividend, by (b) the Market Value of a share of Company Stock on the dividend payment date for such dividend.
5.04.    Anti-Dilution Adjustment. In the event of a change in the outstanding shares of Company Stock by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, the Committee shall make such adjustment in the class and number of DSUs credited to Participants’ Plan Accounts to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan. Any adjustments or substitutions under this Article 5.04 shall conform to the requirements of Section 409A.
5.05.    Valuation of Accounts Pending Distribution. To the extent that the distribution of any portion of any Plan Account is deferred, whether pursuant to the terms of the Plan or any Annual

Enrollment Materials, or for any other reason, any amounts remaining to the credit of a Plan Account shall continue to be adjusted pursuant to this Article 5.
Article 6
Beneficiary Designation
6.01.    Beneficiary. The Committee shall determine, in its sole discretion, whether a Participant shall have the right to designate his or her Beneficiary to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the beneficiary designation under any other plan or arrangement in which the Participant participates.
6.02.    Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee. Provided that the Committee provides for a Beneficiary designation, a Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of an amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
6.03.    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee.
6.04.    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, if the Committee does not provide for Beneficiary designation or if the designated Beneficiary predeceases the Participant, then the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the person or persons surviving the Participant in the following order: (a) the Participant’s spouse, if he or she was married at the time of death; or (b) the executor or personal representative of the Participant’s estate.
6.05.    Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, to the extent permissible under Section 409A, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.
6.06.    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant.

Article 7
Effects of Certain Events

7.01.    Death. In the case of a Participant’s death, all amounts credited to the Plan Accounts of the affected Participant shall be 100 percent vested. Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, if a Participant dies before he or she has received a complete distribution of his or her Plan Accounts, the Participant’s Beneficiary shall receive the balance of the Participant’s Plan Accounts, which shall be payable to the Participant’s Beneficiary in a lump sum within 90 days of the date of the Participant’s death, or such later date permissible under Section 409A.
7.02.    Disability. In the case of a Participant’s Disability, all amounts credited to the Participant’s Plan Accounts shall be 100 percent vested. Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, a Participant suffering a Disability shall receive the balance of his or her Plan Accounts, which shall be paid in a lump sum within 90 days of the date that the Participant became disabled, or by such later date permissible under Section 409A.
7.03.    Other Termination of Service. As of the date of a Participant’s Termination of Service for any reason other than Disability or death, the amounts credited to each of the Participant’s Plan Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth herein and in the Annual Enrollment Materials applicable to such Plan Account, and such unvested amounts shall be forfeited by the Participant. Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, in the event of a Participant’s Termination of Service for any reason other than Disability or death, the portion of the Participant’s Aggregate Vested Balance will be distributed in either a lump sum or substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election Forms:
(d)    For Plan Years commencing prior to 2015, commencing in accordance with the Participant’s Distribution Election Forms and the administrative guidelines determined by the Committee; or
(e)    For Plan Years commencing after 2014, commencing, in accordance with administrative guidelines determined by the Committee, at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs.
7.04.    Change in Control. Upon the occurrence of a Change in Control of the Company, all amounts credited to any and all Plan Accounts of each Participant as of the effective date of such Change in Control shall become immediately 100 percent vested. Notwithstanding anything to the contrary set forth in a Participant’s Distribution Election Form or the Plan, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Plan Accounts to Participants (or their Beneficiaries, as the case may be), as soon as administratively practicable following the effective date of such Change in Control, but in no event later than 90 days thereafter.

7.05.    Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s Plan Accounts. The Committee shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Plan Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant’s Aggregate Vested Balance or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Article 7.05, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.
7.06.    Plan Termination. In the event of a termination of the Plan pursuant to Article 8.02 as it relates to any Participant, then subject to Article 5.05, all amounts credited to each of the Plan Accounts of each affected Participant shall be 100 percent vested and shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum. Such lump-sum payment shall be made 13 months after such termination (or such earlier or later date permitted under Section 409A), notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Plan Accounts shall terminate upon full payment of such Aggregate Vested Balance, except that the Company shall not have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant or such Participant’s Beneficiary to be subject to a tax under, the provisions of Section 409A.
7.07.    Permitted Accelerations. Accelerated payment of all or any portion of a Participant’s benefit under the Plan prior to the date that such amount would otherwise be payable to the Participant pursuant to the terms of the Plan is prohibited except to the extent that such accelerated payment is permitted under Section 409A and the Company’s Policy Regarding Section 409A Compliance.
7.08.    Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiary under the Plan.

Article 8
Amendment and Termination
8.01.    Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Committee; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregate Vested Balance at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification, (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant or his or her Beneficiary to be subject to tax under, the provisions of Section 409A, and (c) except as specifically provided in Article 8.02, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.
8.02.    Termination. Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Committee reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan; provided, however, that (a) all plans that are aggregated with the Plan for purposes of Section 409A are also terminated; and (b) the Plan is not terminated proximate to a downturn in the financial health of the Company, or any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code. In the event of a termination described in this Article 8.02, no new deferred compensation plans may be established by the Company for a minimum period of three years following the termination and liquidation of the Plan if such new plan would be aggregated with the Plan under Section 409A. For the avoidance of doubt, subject to the limitations in Article 8.01, the Committee may at any time terminate the Plan; provided, however, if payment is accelerated in connection with such termination then the Plan must be terminated in manner that complies with Section 409A.
Article 9
Administration
9.01.    Committee Duties. The Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
9.02.    Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
9.03.    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.04.    Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.
Article 10
Trust
10.01.    Establishment of the Trust. The Company may establish one or more Trusts to which the Company may transfer such assets as it determines in its sole discretion to assist in meeting its obligations under the Plan.
10.02.    Interrelationship of the Plan and the Trust. The provisions of the Plan and the relevant Annual Enrollment Materials shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.
10.03.    Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.
Article 11
Miscellaneous
11.01.    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Section 401(a) of the Code. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.
11.02.    Section 409A. It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance. Notwithstanding the terms of Article 3 or Article 4, as applicable, to the extent that a distribution to a Participant who is a Specified Employee at the time of his or her Termination of Service is required to be delayed by six months pursuant to Section 409A, such distribution shall be made no earlier than the first day of the seventh month following the Participant’s Termination of Service. The amount of such payment will equal the sum of the payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s Termination of Service had the payment commenced as of such date. If the Specified Employee elected to receive installment payments, the remaining balance of the Specified Employee’s Plan Accounts shall be paid in substantially equivalent installments. For purposes of this paragraph, “Specified Employee” shall mean a key employee as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.
11.03.    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
11.04.    Other Benefits and Agreements. The benefits provided for a Participant and his or her Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program made available to the Participant. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
11.05.    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
11.06.    Not a Contract of Service. The terms and conditions of the Plan and the Annual Enrollment Materials under the Plan shall not be deemed to constitute a contract of service between the Company and a Participant. Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to continue in the service of the Company.
11.07.    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
11.08.    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
11.09.    Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.10.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.
11.11.    Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Ameriprise Financial, Inc.
361 Ameriprise Financial Center
Minneapolis, Minnesota 55474
Attn: Vice President, Benefits
with a copy to:
General Counsel’s Office
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
11.12.    Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.
11.13.    Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
11.14.    Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.15.    Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.

11.16.    Legal Fees to Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a stockholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Article 11.16. Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.
11.17.    Electronic Documents Permitted. Subject to applicable law, Annual Election Forms, Annual Enrollment Materials, and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

* * * * * *